EXHIBIT 99.3
FOR IMMEDIATE RELEASE
April 28, 1999


Contact: Investors  Susan Carr (704-386-8059)
                    Kevin Stitt (704-386-5667)
         Media      Bob Stickler (704-386-8465)

BANKAMERICA CORPORATION SHAREHOLDERS VOTE TO CHANGE NAME OF
HOLDING COMPANY TO BANK OF AMERICA CORPORATION; DIRECTORS DECLARE
DIVIDENDS

CHARLOTTE, NC, April 28, 1999 - At the annual meeting today, shareholders of BankAmerica Corporation voted to change the name of the company to Bank of America Corporation.

The name change becomes effective with the official filing in Delaware today and will be reflected tomorrow on the exchanges where the company's securities are listed.

The holding company's name now reflects the brand under which the company will do business around the world. Bank of America Corporation was formed Sept. 30, 1998 by the merger of BankAmerica Corporation and NationsBank Corporation. By mid-year 2000, the company's banks will all be doing business under the brand name Bank of America. Affiliated companies such as Bank of America Mortgage and Bank of America Card Services already are doing business under that name.

more
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In addition today, the Bank of America Corporation board of directors declared a regular quarterly dividend of $.45 per share on Bank of America Corporation common stock.

The dividend is payable June 25, 1999 to shareholders of record on June 4, 1999.

The board also declared regular quarterly dividends on two preferred stock issues. A $1.75 cash dividend was declared on the 7 percent Cumulative Redeemable Preferred Stock, Series B. The dividend is payable July 28, 1999 to shareholders of record on July 14, 1999.

A cash dividend of 62.5 cents was declared on the $2.50
Cumulative Convertible Preferred Stock, Series BB, payable on
July 1, 1999 to shareholders of record on June 4, 1999.

Bank of America Corporation, with $614 billion in total assets, is the largest bank in the United States. It has full-service operations in 22 states and the District of Columbia and provides financial products and services to 30 million households and 2 million businesses, as well as providing international corporate financial services for business transactions in 190 countries. Bank of America Corporation stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges and certain shares are listed on the Tokyo Stock Exchange.



www.nationsbank.com
www.bankamerica.com